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                                                                   EXHIBIT 23.01


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Ameren Corporation of our report dated January 31, 1995, which appears on page 19 of Union Electric Company's 1994 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 13 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Price Waterhouse LLP
Price Waterhouse LLP
St. Louis, Missouri

November 13, 1995